[LETTERHEAD OF RICHARD P. GREENE, P.A.]



                                                                October 10, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20059

         Re:      VHS Network, Inc.

Gentlemen:

         This opinion is given in connection with the registration with the Securities and Exchange Commission of 9,657,500 shares of VHS Network, Inc. (the "Company") Common Stock. The shares are being registered pursuant to the requirements of Section 5 of the Securities Act of 1933, as amended (the "Act") pursuant to Registration Statement Number 000-1108028 filed with the United States Securities and Exchange Commission (the "Registration Statement").

         We have acted as U.S. counsel to the Company in connection with the review of the Registration Statement on Form SB-2 pursuant to which the shares are being registered and, in so acting, have examined the originals and copies of corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent we deemed it necessary, in order to form the basis for the opinion hereinafter set forth.

         In such examination we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

         Of the 9,657,500 shares being registered, 4,392,500 shares of Common Stock being sold by the selling security holders are issued and outstanding and 5,265,000 shares of Common Stock to be issued upon exercise of certain outstanding options and other conversion rights granted by the Company.

Securities and Exchange Commission
October 10, 2000
Page Two

         Based upon the foregoing, we are of the opinion that:

         1. The shares of Common Stock of the Company being registered for sale by the selling security holders when sold pursuant to the Registration Statement will be fully paid and non-assessable and there will be no personal liability to the owners thereof.

         2. The shares of Common Stock reserved for issuance upon exercise of outstanding options and other conversion rights and registered with the Securities and Exchange Commission, subject to payment of the exercise price therefor, when sold pursuant to the Registration Statement, will be fully paid and non-assessable and there will be no personal liability to the owners thereof.

         This law firm hereby consents to the use of this opinion in connection with the filing of the Registration Statement and the inclusion of this opinion as an exhibit thereto.

                                         Very truly yours,

                                         By: /s/ RICHARD P. GREENE, P.A.
                                         -------------------------------
                                                 Richard P. Greene
                                                 For the Firm

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